SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                          of 1934 (Amendment No. ____)


Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ] Preliminary  Proxy Statement
[ ] Confidential for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional  Materials
[ ] Soliciting  Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                           ZOMAX OPTICAL MEDIA, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules  14a-6(i)(1)
      and 0-11

1)    Title of each class of securities to which transaction applies:

2)    Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)    Proposed maximum aggregate value of transaction:

5)    Total fee paid:


[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as  provided  by  Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
1)    Amount Previously Paid:
2)    Form, Schedule or Registration Statement No.:
3)    Filing Party:
4)    Date Filed:

                            ZOMAX OPTICAL MEDIA, INC.
                               -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   to be held
                                   May 3, 1999
                               -------------------


TO THE SHAREHOLDERS OF ZOMAX OPTICAL MEDIA, INC.:

         The 1999 Annual Meeting of Shareholders of Zomax Optical Media, Inc. will be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota at 3:30 p.m. on Monday, May 3, 1999, for the following purposes:

         1.       To set the number of members of the Board of Directors at five
                  (5).

         2.       To elect members of the Board of Directors.

         3. To approve an amendment to the Company's Articles of Incorporation to change the corporate name from Zomax Optical Media, Inc. to Zomax Incorporated.

         4. To ratify the appointment of the Company's independent public accountants for the year ending December 31, 1999.

         5. To take action on any other business that may properly come before the meeting or any adjournment thereof.

         Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy and the Company's 1998 Annual Report to Shareholders.

         Only shareholders of record as shown on the books of the Company at the close of business on March 11, 1999 will be entitled to vote at the 1999 Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

         You are cordially invited to attend the 1999 Annual Meeting. Whether or not you plan to attend the 1999 Annual Meeting, please sign, date and mail the enclosed form of Proxy in the return envelope provided as soon as possible. The Proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. The prompt return of proxies will help the Company avoid the unnecessary expense of further requests for proxies.

                                    BY ORDER OF THE BOARD OF DIRECTORS,


                                    James T. Anderson, President


Dated:   April 9, 1999
         Plymouth, Minnesota

                            ZOMAX OPTICAL MEDIA, INC.
                               ------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                   to be held
                                   May 3, 1999
                               ------------------

         The accompanying Proxy is solicited by the Board of Directors of Zomax Optical Media, Inc. (the "Company") for use at the 1999 Annual Meeting of Shareholders of the Company to be held on Monday, May 3, 1999, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournment thereof.

         The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

         Any shareholder giving a Proxy may revoke it any time prior to its use at the 1999 Annual Meeting by giving written notice of such revocation to the Secretary or any other officer of the Company or by filing a later dated written Proxy with an officer of the Company. Personal attendance at the 1999 Annual Meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a later dated Proxy is delivered to an officer before the revoked or superseded Proxy is used at the 1999 Annual Meeting. Proxies will be voted as directed therein. Proxies which are signed by shareholders but which lack specific instruction with respect to any proposal will be voted in favor of such proposal as set forth in the Notice of Annual Meeting or, with respect to the election of directors, in favor of the number and slate of directors proposed by the Board of Directors and listed herein.

         The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. An abstention as to any proposal will therefore have the same effect as a vote against the proposal.


         The mailing address of the principal executive office of the Company is 5353 Nathan Lane, Plymouth, Minnesota 55442. The Company expects that this Proxy Statement, the related Proxy and Notice of Annual Meeting will first be mailed to shareholders on or about April 9, 1999.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         The Board of Directors of the Company has fixed March 11, 1999 as the record date for determining shareholders entitled to vote at the 1999 Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the 1999 Annual Meeting. At the close of business on March 11, 1999, there were 7,268,577 shares of the Company's Common Stock issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the 1999 Annual Meeting. Holders of Common Stock are not entitled to cumulative voting rights.


               PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS

         The following table provides information as of March 11, 1999 concerning the beneficial ownership of the Company's Common Stock by (i) each director of the Company, (ii) the named executive officers in the Summary Compensation Table, (iii) the persons known by the Company to own more than 5% of the Company's outstanding Common Stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.

Name (and Address of 5%                 Number of Shares           Percent
Owner) or Identity of Group             Beneficially Owned(1)   of Class (1)
---------------------------             ---------------------   ------------
Phillip T. Levin (2)(3)                      1,107,512               15.2%

James T. Anderson (2)(4)                       487,661                6.5%

Janice Ozzello Wilcox (5)                        9,000                *

Robert Ezrilov (6)                              11,000                *

Howard P. Liszt (7)                             11,000                *

Michelle S. Bedard (2)(8)                      487,661                6.5%

James E. Flaherty (9)                           14,000                *

Anthony Angelini (10)                          126,647                1.7%

Mellon Bank Group (11)                         375,025                5.2%

All Executive Officers                       1,766,820               23.3%
and Directors as a Group
(8 Individuals) (12)
---------------------

*        Less than 1% of the outstanding shares of Common Stock.

(1) Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC Rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(2)      Address is 5353 Nathan Lane, Plymouth, Minnesota 55442.

(3) Includes 210,000 shares held by Metacom, Inc., of which Mr. Levin is the majority shareholder and Chief Executive Officer, 2,000 shares held by Mr. Levin as custodian for his children and 4,000 shares which may be purchased by Mr. Levin upon exercise of a currently exercisable option.

(4) Includes 187,500 shares which may be purchased by Mr. Anderson upon exercise of currently exercisable options and 87,500 shares which may be purchased by Ms. Bedard, his wife, upon exercise of currently exercisable options.

(5) Includes 6,000 shares which may be purchased by Ms. Wilcox upon exercise of a currently exercisable option.

(6) Includes 4,000 shares held through retirement plans for Mr. Ezrilov's benefit and 6,000 shares which may be purchased by Mr. Ezrilov upon exercise of a currently exercisable option.

(7) Includes 6,000 shares which may be purchased by Mr. Liszt upon exercise of a currently exercisable option.

(8) Includes 87,500 shares which may be purchased by Ms. Bedard upon exercise of currently exercisable options, 212,661 shares held by Mr. Anderson, her husband, and 187,500 shares which may be purchased by Mr. Anderson upon exercise of currently exercisable options.

(9) Includes 14,000 shares which may be purchased by Mr. Flaherty upon exercise of a currently exercisable option.

(10) Includes 4,000 shares which may be purchased by Mr. Angelini upon exercise of a currently exercisable option.

(11) Represents shares held by Mellon Bank Corporation and its direct or indirect subsidiaries, Mellon Bank N.A. and Founders Asset Management LLC (the "Mellon Bank Group"). The Mellon Bank Group is located at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258. The Mellon Bank Group holds the shares in a fiduciary capacity, and it has sole voting and dispositive power over the shares. The Company has relied on information contained in the Schedule 13G filed with the Securities and Exchange Commission on February 5, 1999.

(12) Includes 315,000 shares which may be purchased by current executive officers and directors upon exercise of currently exercisable options; see above footnotes for shares held indirectly of for the benefit of family members.

                              ELECTION OF DIRECTORS
                              (Proposals #1 and #2)

         The Bylaws of the Company provide that the number of directors shall be the number set by the shareholders, which shall be not less than one. The Board of Directors unanimously recommends that the number of directors be set at five and that the nominees listed below be elected. Unless otherwise instructed, the Proxies will be so voted.

         Under applicable Minnesota law, approval of the proposal to set the number of directors at five and the election of the nominees to the Board of Directors require the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

         In the absence of other instruction, the Proxies will be voted for each of the individuals listed below. If elected, such individuals shall serve until the next annual meeting of shareholders and until their successors shall be duly elected and shall qualify. All of the nominees are members of the current Board of Directors. If, prior to the 1999 Annual Meeting of Shareholders, it should become known that any one of the following individuals will be unable to serve as a director after the 1999 Annual Meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee(s) as is selected by the Board of Directors. Alternatively, the Proxies may, at the Board's discretion, be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board of Directors has no reason to believe that any of the following nominees will be unable to serve.

                                   Position with                       Director
Name                      Age      the Company                          Since
-----------               ---      ---------------                     --------
Phillip T. Levin          55       Chairman of the Board                 1996
James T. Anderson         41       President, Chief Executive Officer    1996
                                   and Director
Janice Ozzello Wilcox     45       Director                              1996
Robert Ezrilov            54       Director                              1996
Howard P. Liszt           52       Director                              1996


Business Experience of the Director Nominees

         Phillip T. Levin has served as Chairman of the Board of Directors of the Company since he co-founded it in February 1996. Mr. Levin was Chairman and Chief Executive Officer of ZOMI Corp., the General Partner of Zomax Optical Media Limited Partnership (the "Partnership"), the Company's predecessor, from 1993, when he co-founded it and the Partnership, until May 1996. Mr. Levin has served as a director and officer of Metacom, Inc., a leading distributor of audio cassettes and a principal shareholder of the Company, since he co-founded it in 1970. He has served as Metacom's Chief Executive Officer since 1991.

         James T. Anderson has served as President, Chief Executive Officer and as a director of the Company since he co-founded it in February 1996. He was President of ZOMI Corp. from 1993, when he co-founded it and the Partnership, until May 1996. Mr. Anderson served with Metacom from May 1982 to June 1993, including five years as Vice President of Manufacturing where he was responsible for all manufacturing activities, including purchasing, inventory control, production, warehousing and distribution. Mr. Anderson is married to Michelle S. Bedard, Executive Vice President - Sales and Marketing of the Company.


         Janice Ozzello Wilcox has served as Senior Vice President and Chief Financial Officer of Marquette Bancshares, Inc., a bank holding company in Minneapolis, Minnesota, since January 1993. From April 1991 to December 1992, Ms. Wilcox served as Senior Vice President and Chief Financial Officer of Marquette Bank Minneapolis, N.A. in Minneapolis, Minnesota.

         Robert Ezrilov has served as President of Metacom, Inc. since July 1997. Mr. Ezrilov was self-employed as a business consultant from April 1995 to July 1997. Prior to April 1995, he was a partner with Arthur Andersen LLP, which accounting firm he joined in 1966. Mr. Ezrilov also serves on the Board of Directors of C.H. Robinson Worldwide, Inc., a transportation service provider located in Eden Prairie, Minnesota.

         Howard P. Liszt currently serves as Chief Executive Officer of Campbell Mithun Esty, an advertising agency in Minneapolis, Minnesota, and has been employed by Campbell Mithun Esty since 1976.


                          BOARD AND COMMITTEE MEETINGS

         During fiscal 1998, the Board of Directors held six meetings and took written action by unanimous consent once. Each director attended more than 75% of the meetings of the Board and the committees on which such director served during fiscal 1998.

         The Company's Board of Directors has two standing committees, the Audit Committee and Compensation Committee. The Company does not have a nominating committee.

         The members of the Audit Committee are Robert Ezrilov, Howard Liszt and Janice Wilcox. This committee reviews the selection and work of the Company's independent auditors and the adequacy of internal controls for compliance with corporate policies and directives. The Audit Committee met twice during fiscal 1998.

         The members of the Compensation Committee are Robert Ezrilov, Howard Liszt and Janice Wilcox. This committee recommends to the Board of Directors from time to time the salaries to be paid to executive officers of the Company and any plan for additional compensation it deems appropriate. In addition, this committee is vested with the same authority as the Board of Directors with respect to the granting of options and the administration of the Company's 1996 Stock Option Plan. The Compensation Committee met twice during fiscal 1998, and it took written action by unanimous consent four times.

                        EXECUTIVE OFFICERS OF THE COMPANY

         The names and ages of the Company's current executive officers and the positions held by such officers are listed below.

Name                    Age     Position
-----------             ---     ---------------------
James T. Anderson        41     President, Chief Executive Officer and Director
Phillip T. Levin         55     Chairman of the Board
James E. Flaherty        45     Chief Financial Officer and Secretary
Michelle S. Bedard       40     Executive Vice President - Sales and Marketing
Anthony Angelini         35     Executive Vice President  - Global Operations


         James T. Anderson has served as President, Chief Executive Officer and as a director of the Company since he co-founded it in February 1996. For additional business background of Mr. Anderson, see the section of this Proxy Statement entitled Election of Directors.

         Phillip T. Levin has served as Chairman of the Board of the Company since he co-founded it in February 1996. For additional business background of Mr. Levin, see the section of this Proxy Statement entitled Election of Directors.

         James E. Flaherty has served as Chief Financial Officer of the Company since December 1996 and as Secretary since January 1997. From May 1989 until December 1996, Mr. Flaherty was employed by Racotek Inc., a wireless data software company in Minneapolis, Minnesota, serving in various capacities including Chief Financial Officer, Controller and Secretary.

         Michelle S. Bedard has served as Executive Vice President - Sales and Marketing of the Company since its inception in February 1996, prior to which she served as Vice President of Sales and National Sales Manager of the Partnership since its inception in 1993. From June 1991 to August 1993, Ms. Bedard was National Sales Manager of Metacom, where she was responsible for sales revenue and staff, including eight inside sales representatives and thirteen independent sales groups, the customer service department and various support staff, for all four sales divisions. Ms. Bedard is married to James T. Anderson, President and Chief Executive Officer of the Company.

         Anthony Angelini has served as Executive Vice President - Global Operations since January 6, 1999. Mr. Angelini joined the Company as Vice President - Western U.S. and European Operations on February 4, 1998 when the Company acquired Primary Marketing Group ("PMG"), Primary Marketing Group Ltd. ("PMG Ltd.") and Next Generation Services LLC ("NGS"). Mr. Angelini co-founded PMG, PMG Ltd. and NGS in October 1989, September 1995 and May 1996, respectively. Mr. Angelini served as Vice President of PMG, a Director of PMG Ltd. and Manager of NGS, and he was a major equity owner of each.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Chief Executive Officer and to each other executive officer whose total annual salary and bonus paid or accrued during fiscal year 1998 exceeded $100,000.

                                                                                Long Term Compensation
                                                                         -----------------------------------
                                                                             Awards                  Payouts
                                       Annual Compensation(1)            -----------------------------------
                                    -----------------------------------  Restricted                   LTIP       All Other
                           Fiscal                                           Stock                    Payouts   Compensation
                            Year    Salary ($)    Bonus ($)   Other ($)  Awards ($)      Options        ($)        ($)
                           -------  ----------    ---------   ---------  ----------   -------------  -------   ---------
James T. Anderson,          1998      248,144       341,067      --          --           250,000      --           (2)
  President and Chief       1997      214,935       204,441      --          --           125,000      --           --
  Executive Officer         1996      225,533 (3)   113,429      --          --           125,000      --           --


Michelle S. Bedard,         1998      400,749 (4)    28,000      --          --            50,000      --           --
  Executive Vice            1997      356,437 (4)    20,000      --          --            25,000      --           --
  President - Sales &       1996      168,574 (4)    20,000      --          --            75,000      --           --
  Marketing

James E. Flaherty,          1998      121,404        25,000      --          --            50,000      --           --
  Chief Financial           1997       98,398        15,000      --          --            35,000      --           --
  Officer

Anthony Angelini,           1998      149,077        34,000      --          --           100,000      --           --
  Executive Vice
  President - Global
  Operations


-------------------------

(1) All compensation earned prior to May 10, 1996 was earned from Zomax Optical Media Limited Partnership, the Company's predecessor.

(2) Does not include a warrant, transferred to Mr. Anderson by the Company, to purchase shares of Common Stock of Chumbo Holdings Corporation, of which the Company holds an equity interest. See "Certain Transactions."

(3)      Includes payment for accrued vacation in the amount of $30,533.

(4)      Includes commissions of $262,758, $256,233 and $78,320 for 1998, 1997 and 1996 respectively.

Option Grants During 1998 Fiscal Year

         The following table provides information regarding stock options granted during fiscal year ended December 25, 1998 to the named executive officers in the Summary Compensation Table. The Company has not granted any stock appreciation rights.

                            Individual Grants
---------------------------------------------------------------------------------
                                        % of Total                                   Potential Realizable Value at
                                         Options                                     Assumed Annual Rates of Stock
                                        Granted to      Exercise or                  Price Appreciation for Option
                          Options      Employees in     Base Price     Expiration    Term(1)
Name                    Granted(2)     Fiscal  Year     ($/Sh)(3)        Date              5% ($)          10% ($)
-------------------     ----------     ------------     -----------    ----------    ------------------------------
James T. Anderson        250,000(4)       43.4%            $8.81        11/18/08         $1,385,139      $3,510,217
Michelle S. Bedard        50,000(5)        8.7%            $8.81        11/18/08           $277,028        $702,043
James E. Flaherty         50,000(5)        8.7%            $8.81        11/18/08           $277,028        $702,043
Anthony Angelini          80,000(6)       13.9%            $8.81        11/18/08           $443,244      $1,123,269
                          20,000(7)        3.5%           $10.75        02/03/08           $135,212        $342,655

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods of up to five years. If the options are adjusted as set forth in (2) below, the potential realizable value will be somewhat less.

(2) In the event of a change of control of the Company, any unexercisable portion of the options will become immediately exercisable. See "Change of Control Arrangements."

(3)      Exercise price is equal to the fair market value on the date of grant.

(4) Option was granted on November 19, 1998 and becomes exercisable with respect to 62,500 shares on each of November 19, 1999, 2000, 2001 and 2002. The option does not terminate upon termination of employment but is only exercisable to the extent the option was vested on date of termination of employment.

(5) Option was granted on November 19, 1998 and becomes exercisable with respect to 12,500 shares on each of November 19, 2000, 2001, 2002 and 2003. The option terminates on the three-month anniversary date of optionee's termination of employment.

(6) Option was granted on November 19, 1998 and becomes exercisable with respect to 20,000 shares on each of November 19, 2000, 2001, 2002 and 2003. The option terminates on the three-month anniversary date of optionee's termination of employment.

(7) Option was granted on February 4, 1998 and became exercisable with respect to 4,000 shares on February 4, 1999 and will become exercisable with respect to 4,000 shares on each of February 4, 2000, 2001, 2002 and 2003. The option terminates on the three-month anniversary date of optionee's termination of employment.

Option Exercises During 1998 Fiscal Year and Fiscal Year-End Option Values

         The following table provides information as to options exercised by the named executive officer in the Summary Compensation Table during fiscal 1998 and the number and value of options at December 25, 1998. The Company does not have any outstanding stock appreciation rights.

                                                                                                 Value of Unexercised
                                                           Number of Unexercised Options       In-the Money Options at
                          Shares                               at December 25, 1998               December 25, 1998(1)
                       Acquired on   Value Realized         ---------------------------       ---------------------------
       Name            Exercise (#)       ($)               Exercisable   Unexercisable       Exercisable   Unexercisable
       ------          ------------  --------------         ---------------------------       ---------------------------
James T. Anderson           --             --                126,250           373,750         $820,297      $1,914,952

Michelle S. Bedard          --             --                 61,250            88,750         $386,827        $469,622

James E. Flaherty           --             --                 14,000            71,000         $107,632        $367,848

Anthony Angelini            --             --                      0           100,000               $0        $374,000


(1) Value is calculated on the basis of the difference between the option exercise price and $12.938, the closing sale price for the Company's Common Stock at December 25, 1998 as quoted by the Nasdaq National Market, multiplied by the number of shares of Common Stock underlying the option.

Compensation to Directors

         The Company pays fees to the non-officer members of the Board of Directors of $1,500 for each Board meeting and $500 for each Committee meeting attended. The Company reimburses the directors for out-of-pocket expenses incurred while attending Board or Committee meetings.

         The 1996 Stock Option Plan provides for automatic option grants to each director who is not an employee of the Company (a "Non-Employee Director"). Each Non-Employee Director who was elected for the first time as a director on or after the adoption of the Plan on March 1, 1996 was granted a nonqualified option to purchase 10,000 shares of the Common Stock. Such option is exercisable to the extent of 2,000 shares on each of the first five anniversaries of the date of grant. Each Non-Employee Director who is re-elected as a director of the Company or whose term of office continues after a meeting of shareholders at which directors are elected shall, as of the date of such re-election or shareholder meeting, automatically be granted a nonqualified option to purchase 2,000 shares of the Common Stock. A Non-Employee Director who receives a 10,000-share option upon initial election to the Board may not receive a 2,000-share option for at least twelve (12) months. All options granted pursuant to these provisions are granted at a per share exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, and they expire on the earlier of (i) three months after the optionee ceases to be a director (except by death) and (ii) ten (10) years after the date of grant. In the event of the death of a Non-Employee Director, any option granted to such Non-Employee Director pursuant to this formula plan may be exercised at any time within twelve (12) months of the death of such Non-Employee Director or until the date on which the option, by its terms, expires, whichever is earlier.

Compensation Committee Report on Executive Compensation

         Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors of the Company is composed of directors Robert Ezrilov, Janice Ozzello Wilcox and Howard P. Liszt. Mr. Ezrilov, is also the President and a director of Metacom, Inc., a shareholder of the Company. Metacom and the Company are parties to a Manufacturing Agreement, pursuant to which the Metacom has agreed to purchase certain compact discs and cassettes from the Company at the same price as Metacom could obtain such products and services from an unrelated third party. See the section of this Proxy Statement entitled Executive Compensation - Certain Transactions.

         Overview and Philosophy. The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus shareholder value, by significantly aligning the financial interests of the Company's key executives with those of the Company's shareholders. Compensation of the Company's executive officers is comprised of four parts: base salary, annual incentive bonuses, fringe benefits and long-term incentive opportunity in the form of stock options.


         The Compensation Committee believes that the base salaries of the Company's executive officers (plus sales commissions for certain executive officers) for fiscal 1998 are generally comparable to base salaries of executive officers of comparable publicly-held companies. Although no formal survey was conducted in connection with setting past compensation levels, the Company has hired an outside compensation consulting firm to assist the Compensation Committee in establishing compensation levels for fiscal 1999. Executive officers also have the opportunity to earn cash bonuses if certain Company financial performance goals are met. Long-term incentives are based on stock performance through stock options under the Company's 1996 Stock Option Plan ("1996 Plan"). The Compensation Committee believes that stock ownership by the Company's executive officers is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Overall, the intent is to have a significant emphasis on variable compensation components and less on fixed cost components. The Compensation Committee believes this philosophy and structure are in the best interests of the Company's shareholders.


         Bonuses. The Company has followed a policy of awarding bonuses to its executive officers, at the discretion of the Compensation Committee, based on the individual performance of the executive officers as well as the overall performance of the Company.

         Stock Options and Other Incentives. The Company's stock option program is the Company's long-term incentive plan for executive officers and key employees. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company's Common Stock.

         The Company's 1996 Plan authorizes the Compensation Committee of the Board of Directors to award stock options to executive officers and other employees. Stock options are generally granted each year, at an option price equal to the fair market value of the Company's Common Stock on the date of grant, and vest over a period of three to five years. The amount of stock options awarded is generally a function of the recipient's salary and position in the Company. Awards are intended to be generally competitive with other companies of comparable size and complexity, although the Compensation Committee has not conducted any thorough comparative analysis.

         Benefits. The Company provides medical and insurance benefits to its executive officers which are generally available to all Company employees. The Company has a 401(k) plan in which all qualified employees, including the executive officers, may participate. The amounts of perquisites allowed to executive officers, as determined in accordance with rules of the Securities and Exchange Commission, did not exceed 10% of salary in fiscal 1998.


         Chief Executive Officer Compensation. James T. Anderson served as the Company's Chief Executive Officer in fiscal 1998. His compensation was determined in accordance with the policies described above as applicable to all executive officers. His base salary was increased from $215,000 in fiscal 1997 to $250,000 in fiscal 1998 in light of the Company's increase in revenues and earnings. Mr. Anderson also received a bonus of $341,067 in fiscal 1998 compared to a bonus of $204,441 in fiscal 1997. The bonus amount is based on the Company's earnings, in accordance with the terms of Mr. Anderson's Employment Agreement, as described in the section of this Proxy Statement entitled Executive Compensation - Employment Agreements and Termination of Employment Arrangements. As noted in such section, Mr. Anderson's Employment Agreement terminated on December 31, 1998. The Compensation Committee, with the assistance of an outside compensation consulting firm, is currently working on a new Employment Agreement with Mr. Anderson.


         In November 1998, the Compensation Committee granted Mr. Anderson an option to purchase an aggregate of 250,000 shares of the Common Stock of the Company at $8.81 per share, the fair market value on the date of grant. The option is contingent on continued employment by the Company and will vest to the extent of 62,500 shares on the first four anniversary dates of the date of grant. The option will expire in November of 2008.

         Summary. Aggregate executive compensation increased moderately in fiscal 1998 and the Company awarded stock options to officers because the Company achieved record revenues and earnings. The Compensation Committee intends to continue its policy of paying relatively moderate base salaries, basing bonuses on performance and granting options to provide long-term incentive.

                                        Robert Ezrilov
                                        Janice Ozzello Wilcox
                                        Howard P. Liszt
                                                 Members of the
                                                 Compensation Committee

Stock Performance Chart

         The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the three fiscal years ended December 25, 1998 with the cumulative total return on the S&P 500 Composite Stock Index and the S&P SmallCap Computer (Software and Services) Index. The comparison assumes $100 was invested on May 7, 1996 (the date that the Company's stock began to be publicly traded) in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                                [GRAPH OMITTED]


                                          05/07/96          12/27/96         12/26/97       12/25/98
Zomax Optical Media                        $100.00          $ 77.78          $135.64         $191.67
S&P 500 Composite Stock Index              $100.00          $119.94          $147.87         $194.38
S&P SmallCap Computer (Software &          $100.00          $ 73.34          $ 74.41         $ 99.51
Services) Index


Employment Agreements and Termination of Employment Arrangements


         On March 1, 1996, the Company entered into an Employment Agreement, which was effective on May 10, 1996, the closing date of the Company's public offering, with James T. Anderson, President and Chief Executive Officer of the Company. Pursuant to the terms of the agreement, the base annual salary is to be reviewed at least annually by the Board, and has been determined by the Board to be $250,000 for 1998. In addition, Mr. Anderson is entitled to a bonus equal to five percent of the Company's earnings before taxes, as defined in the agreement. The agreement also provided him with a ten-year option to purchase 125,000 shares of the Company's Common Stock at an exercise price equal to $6.75 per share, vesting 35,000 shares immediately and 30,000 shares each year for three years. Upon Mr. Anderson's termination for any reason, such option shall continue to be exercisable during its term but only to the extent the option was exercisable on the date of termination of employment, but had not previously been exercised. Mr. Anderson is required by the agreement to maintain confidentiality of all Company trade secrets and upon termination of employment will be prohibited from participating in a competing venture for a period of one year. If the Company terminates Mr. Anderson without "cause" or if Mr. Anderson resigns for "good reason" or within one year after a "change in control" (as those terms are defined in the agreement), Mr. Anderson will be entitled to receive, among other things, (i) an amount equal to twice any bonus payments earned by him for the immediately preceding fiscal year and (ii) an amount equal to twice the base salary in effect at that time. The initial term of the agreement ended on December 31, 1998. The Compensation Committee, with the assistance of an outside compensation consulting firm, is currently working on a new Employment Agreement with Mr. Anderson.

Change of Control Arrangements

         The Company's 1996 Stock Option Plan (the "Plan") provides that, in the event of an acquisition of the Company through the sale of substantially all of the Company's assets and the consequent discontinuance of its business or through a merger, consolidation, exchange, reorganization, reclassification, extraordinary dividend, divestiture or liquidation of the Company ("change of control"), all outstanding options under the Plan shall become exercisable in full. The acceleration of the exercisability of outstanding options may be limited, however, if (i) the acquiring party seeks to account for the change of control transaction on a "pooling of interests" basis which would be precluded if such options are accelerated, or (ii) if such acceleration would subject a participant to an excise tax imposed upon "excess parachute payments." The Board may also decide to take certain additional actions, such as termination of the Plan, providing cash or stock valued at the amount equal to the excess of the fair market value of the stock over the exercise price, or allow exercise of the options for stock of the succeeding company.

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, the Company believes that, during fiscal year 1998, all officers, directors and greater than ten-percent beneficial owners complied with the applicable filing requirements, except that Anthony Angelini reported one transaction late on a Form 5 which was timely filed. Subsequently, Phillip Levin reported two transactions on a Form 4 which was not timely filed.

Certain Transactions

         Metacom, Inc., a shareholder of the Company, is a party to a Manufacturing Agreement with the Company. Phillip T. Levin, the Chairman of the Board and a significant shareholder of the Company, is the Chief Executive Officer and majority shareholder of Metacom; and Robert Ezrilov, a director of the Company who also serves on the Company's Compensation Committee, is President of Metacom. Pursuant to the Manufacturing Agreement, Metacom has agreed to purchase certain compact discs and cassettes from the Company at the same price as Metacom could obtain such products and services from an unrelated third party. The Manufacturing Agreement, as amended, terminates December 31, 2000. Metacom's purchases of $411,000 from the Company in fiscal 1998 accounted for 0.7% of the Company's revenues in fiscal 1998. As a result of Metacom not meeting its prior obligations under the Manufacturing Agreement, Metacom has agreed to pay the Company $350,000 under a payment schedule through 1999. Neither Mr. Levin nor Mr. Ezrilov participate in Board or management discussions regarding Metacom or vote as a Company director on any matter involving Metacom.

         On January 1, 1995, the Company entered into an Office/Warehouse Lease with Metacom, which lease was amended on October 28, 1997 and subsequently assigned to Nathan Lane Partnership, LLP, a Minnesota limited liability partnership of which Mr. Levin owns a one-third interest. Pursuant to the Office/Warehouse Lease, as amended (the "Lease"), the Company leases manufacturing (10,286 square feet), office (8,286 square feet) and warehouse (45,911 square feet) space. The Lease expires on December 31, 2000. The Company pays a base rent of $8.06 per net rentable square foot per annum for the office space and the allocated portion of the common area; $5.38 per net rentable square foot of production space per annum; and $3.76 per net rentable square foot of warehouse space per annum. Additionally, the Company is obligated to pay its proportionate share of taxes and operating expenses.

         On October 2, 1998, the Company transferred a warrant to purchase 906,350 shares of Chumbo Holdings Corporation ("Chumbo") Common Stock (the "Warrant") to James T. Anderson, the Company's President and Chief Executive Officer, in consideration for Mr. Anderson's additional responsibilities as Chief Executive Officer of Chumbo, of which the Company owns a 35.6% interest. The Company acquired the Warrant when it purchased 4,310,345 shares of Chumbo Common Stock for an investment of $5,000,000. The Warrant is exercisable for a ten-year period at a per share exercise price of $1.16.

         On February 4, 1998, the Company acquired Primary Marketing Group, a California corporation ("PMG"), Primary Marketing Group Ltd., an Ireland corporation ("PMG Ltd.") and Next Generation Services LLC, a California limited liability company ("NGS"). In connection with such acquisitions, Anthony Angelini, who became the Company's Vice President Western U.S. and European Operations on the date of the acquisitions, received 215,513 of the 800,002 shares of the Company's Common Stock issued to the equity owners of PMG, PMG Ltd. and NGS as consideration in connection with the acquisitions.


                      AMENDMENT TO ARTICLES TO CHANGE NAME
                                  (Proposal #3)

         On January 20, 1999, the Board of Directors unanimously approved an amendment to the Company's Articles of Incorporation which amends Article 1 of the Articles of Incorporation to change the Company's name from Zomax Optical Media, Inc. to Zomax Incorporated in order to better associate the Company with its business, which has expanded beyond optical media.

         Vote Required. The Board of Directors recommends that the shareholders approve the name change of the Company. Under applicable Minnesota law and the Company's current Articles of Incorporation, approval of the name change amendment requires the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

                          INDEPENDENT PUBLIC ACCOUNTANT
                                  (Proposal #4)

         Arthur Andersen LLP has served as the Company's independent public accountants since its inception in February 1996 and served as the independent public accountants of the Partnership, the Company's predecessor, from its inception in 1993 to the reorganization of the Company and the Partnership in May 1996. A representative of Arthur Andersen LLP is expected to be present at the 1999 Annual Meeting and will be given an opportunity to make a statement regarding financial and accounting matters of the Company, if he or she so desires, and will be available to respond to appropriate questions from the Company's shareholders.

         The Board of Directors recommends that the shareholders ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the Company for the year ending December 31, 1999. The ratification of Arthur Andersen LLP as independent public accountants for the Company requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting.


                                 OTHER BUSINESS

         Management knows of no other matters to be presented at the 1999 Annual Meeting. If any other matter properly comes before the 1999 Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.


                              SHAREHOLDER PROPOSALS


         Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2000 Annual Meeting must be received by the Company by December 10, 1999 to be included in the Company's proxy statement and related proxy for the 2000 Annual Meeting. Shareholder proposals intended to be presented at the 2000 Annual Meeting but not included in the Company's proxy statement and proxy will be considered untimely if received by the Company after February 23, 2000.



                                  ANNUAL REPORT

         A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 25, 1998, including financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.

                                    FORM 10-K

         THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 25, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND A LIST OF EXHIBITS TO SUCH FORM 10-K. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K UPON THE ADVANCE PAYMENT OF REASONABLE FEES. REQUESTS FOR A COPY OF THE FORM 10-K AND/OR ANY EXHIBIT(S) SHOULD BE DIRECTED TO THE CHIEF FINANCIAL OFFICER OF ZOMAX OPTICAL MEDIA, INC., 5353 NATHAN LANE, PLYMOUTH, MINNESOTA 55442. YOUR REQUEST MUST CONTAIN A REPRESENTATION THAT, AS OF MARCH 11, 1999, YOU WERE A BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    James T. Anderson, President

Dated:  April 9, 1999

                            ZOMAX OPTICAL MEDIA, INC.
                               ------------------

                                      PROXY
                    for Annual Meeting to be held May 3, 1999
                               ------------------

The undersigned hereby appoints JAMES T. ANDERSON and JAMES E. FLAHERTY, and each of them, with full power of substitution, his or her Proxies to represent and vote, as designated below, all shares of the Common Stock of Zomax Optical Media, Inc. registered in the name of the undersigned at the 1999 Annual Meeting of Shareholders of the Company to be held at the Lutheran Brotherhood Building, located at 625 Fourth Avenue S., Minneapolis Minnesota at 3:30 p.m., on Monday, May 3, 1999, and at any adjournment thereof. The undersigned hereby revokes all proxies previously granted with respect to such Annual Meeting.

The Board of Directors recommends that you vote "FOR" each proposal.

1.       Set the number of directors at five (5).

         [ ] FOR                [ ] AGAINST             [ ] ABSTAIN

2.       Elect Directors.  Nominees:  Phillip T. Levin,  James T.  Anderson,
                                      Janice Ozzello Wilcox, Robert Ezrilov,
                                      Howard P. Liszt

         [ ] FOR all nominees listed above           [ ] WITHHOLD AUTHORITY to
             (except those whose names have              vote for all nominees
             been written on the line below)             listed above

       ------------------------------------------------------------------

3. Approve an amendment to the Company's Articles of Incorporation to change the corporate name from Zomax Optical Media, Inc. to Zomax Incorporated.

         [ ] FOR                [ ] AGAINST             [ ] ABSTAIN

4. Ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1999.

         [ ] FOR                [ ] AGAINST             [ ] ABSTAIN

5. Other Matters. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL SPECIFICALLY IDENTIFIED ABOVE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                    Date:______________________________,  1999


                                    __________________________________________


                                    __________________________________________
                                    PLEASE DATE AND SIGN ABOVE exactly as name appears at the left, indicating, where proper, official position or representative capacity. For stock held in joint tenancy, each joint owner should sign.